EXHIBIT 10.1

RECEIVABLES SALE AND CONTRIBUTION AGREEMENT

among

ACCO BRANDS USA LLC
as Originator

and

ACCO BRANDS RECEIVABLES FUNDING LLC
as Buyer

Dated as of January 9, 2008

TABLE OF CONTENTS

Page

ARTICLE ONE

DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions	1
Section 1.02. Rules of Construction	1
Section 1.03. Times	1

ARTICLE TWO

TRANSFERS OF RECEIVABLES

Section 2.01. Agreement to Transfer	2
Section 2.02. Grant of Security Interest	3
Section 2.03. License for Use of Software and Other Intellectual Property	3

ARTICLE THREE

CONDITIONS PRECEDENT

Section 3.01. Conditions to Initial Transfer	4
Section 3.02. Conditions to all Transfers	4

ARTICLE FOUR

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.01. Representations and Warranties of Originators	5
Section 4.02. Affirmative Covenants of Originators	10
Section 4.03. Negative Covenants of Originators	14
Section 4.04. Breach of Eligibility Criteria	16

ARTICLE FIVE

INDEMNIFICATION

Section 5.01. Indemnification	16

ARTICLE SIX

MISCELLANEOUS

Section 6.01. Notices	18
Section 6.02. No Waiver; Remedies	19

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INDEX OF APPENDICES

Schedule 4.01(a)	Jurisdictions of Incorporation/Organization
Schedule 4.01(b)	Executive Offices; Collateral Locations; Corporate Names; Organizational ID
Schedule 4.01(f)	Litigation
Schedule 4.01(l)	Tax Matters
Schedule 4.01(n)	ERISA Exceptions
Schedule 4.02(i)	Trade Names
Schedule 4.03(b)	Existing Liens
Annex 4.03(l)	Financial Covenants
Annex I	Definitions and Rules of Construction
Annex Y	Schedule of Documents

ii

RECEIVABLES SALE AND CONTRIBUTION AGREEMENT

This RECEIVABLES SALE AND CONTRIBUTION AGREEMENT (this “Agreement”) dated as of January 9, 2008, among ACCO BRANDS USA LLC (“ACCO Brands”), a Delaware limited liability company (the “Originator”), and ACCO BRANDS RECEIVABLES FUNDING LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

A.            The Originator owns all of the outstanding limited liability company interests of the Buyer.

B.            The Buyer was formed for the sole purpose of purchasing, or otherwise acquiring by capital contribution, all Receivables (as defined in Annex I) originated by the Originator.

C.            The Buyer intends to sell undivided percentage interests in such Receivables to the Purchasers (as defined in Annex I) from time to time.

D.            The Originator intends to sell, and the Buyer intends to purchase, such Receivables, from time to time, as described herein.

D.            In addition, the Originator may, from time to time, contribute capital to the Buyer in the form of Contributed Receivables (as defined below) or cash.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE ONE

DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Annex I.

Section 1.02. Rules of Construction.  For purposes of this Agreement, the rules of construction set forth in Annex I shall govern. All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

Section 1.03. Times.  Unless otherwise indicated herein, each reference to time herein shall refer to the time in Chicago, Illinois.

ARTICLE TWO

TRANSFERS OF RECEIVABLES

Section 2.01. Agreement to Transfer.

(a)            Receivables Transfers.  Subject to the terms and conditions hereof, the Originator agrees to sell (without recourse except to the extent specifically provided herein) or contribute to the Buyer on the Closing Date and on each Business Day thereafter (each such date, a “Transfer Date”, and each such sale or contribution, a “Transfer”) all Receivables owned by it on each such Transfer Date, and the Buyer agrees to purchase or acquire as a capital contribution all such Receivables on each such Transfer Date.  Each such Transfer shall, upon the request of the Buyer (or its assignees), be recorded in a certificate of assignment in form and substance reasonably satisfactory to the Buyer and its assignees (any such certificate, a “Receivables Assignment”, and collectively, the “Receivables Assignments”); provided, however, that the validity of each Transfer hereunder shall not be affected by the delivery or non-delivery of any Receivables Assignment.  If the Originator elects not to contribute Receivables to the Buyer on any Transfer Date, or if any Receivables eligible for sale and owned by the Originator are not sold on any Transfer Date, the Originator shall deliver to the Buyer not later than 5:00 p.m. on such Transfer Date a notice of election thereof (each such notice, an “Election Notice”).

(b)            Timing of Contribution, Purchases.  Each Receivable shall be deemed to have been sold to the Buyer immediately (and without further action by any Person) upon the creation of such Receivable (the “Sold Receivables”), except if Originator shall have contributed any such Receivables to the Buyer as capital immediately upon their creation (the “Contributed Receivables”).  The proceeds with respect to each Transferred Receivable (including all Collections with respect thereto) shall be sold at the same time as such Transferred Receivable, whether such proceeds (or Collections with respect thereto) exist at such time or arise or are acquired thereafter.

(c)            Payment of Purchase Price.  In consideration for each Sale of Sold Receivables hereunder, the Buyer shall pay to the Originator on the related Transfer Date the Sale Price for such Sold Receivables; provided, that, to the extent the Buyer does not have Available Funds to pay the entire Sale Price, the remainder shall be deemed a capital contribution.  All cash payments by the Buyer under this Section 2.01(c) shall be effected by means of a wire transfer on the day when due to such account or accounts as the Originator may designate.

(d)            Ownership of Transferred Receivables.  On and after each Transfer Date and after giving effect to the Transfers to be made on each such date, the Buyer shall own the Transferred Receivables and the Originator shall not take any action inconsistent with such ownership nor shall the Originator claim any ownership interest in such Transferred Receivables.

(e)            Reconstruction of Schedule to Receivables Assignment.  Upon the request of the Buyer (or its assignees), the Originator shall generate a schedule to the Receivables Assignment identifying all Receivables transferred since the prior schedule.  If at any time the Originator fails to generate a requested schedule to the Receivables Assignment showing the Transferred Receivables, the Buyer shall have the right to reconstruct such schedule so that a determination of the Transferred Receivables can be made pursuant to Section 2.01(b).  The Originator agrees to cooperate with such reconstruction, including by delivery to the Buyer, upon the Buyer’s request, of copies of all Contracts and Records with respect to the Transferred Receivables.

Section 2.02. Grant of Security Interest.  If, notwithstanding the intention of the parties expressed in Section 2.01(a), the conveyance by the Originator to the Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale, this Agreement shall nonetheless constitute a security agreement under applicable law. For this purpose, the Originator hereby grants to the Buyer a duly perfected security interest in all of the Originator’s right, title and interest, whether now owned or hereafter acquired, in, to and under all (i) Receivables purported to be sold hereunder, (ii) all Related Security with respect to such Receivables (it being understood that nothing contained in this Agreement shall constitute a delegation of the Originator’s duties under the Contracts related to such Receivables), (iii) all Records, (iv) all of the Originator’s right, title and interest in each Lock-Box Account to which Collections are sent, all amounts on deposit therein, all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and amounts on deposit therein, and all related agreements between the Originator and the Lock-Box Banks, (v) all Collections with respect to the foregoing, (vi) all payments on or with respect to such Receivables and all other rights relating to such Receivables, and (vii) all proceeds of any of the foregoing (collectively, the “Originator Collateral”). After any Event of Termination, the Purchaser and its assignees shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative. In that regard, the Buyer is hereby granted a license or other right to use, without charge, the Originator’s copyrights, rights of use of any name, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it may pertain to Related Security comprising repossessed or returned inventory the sale or lease of which shall have given rise to a Transferred Receivable and in order to facilitate the disposition by the Buyer of such inventory. In connection with the grant of the transfer of ownership or security interest in the Receivables, by signing this Agreement in the space provided, the Originator hereby authorizes the filing of all applicable UCC financing statements in all necessary jurisdictions.

Section 2.03. License for Use of Software and Other Intellectual Property.

(a)            Unless expressly prohibited by the licensor thereof or any provision of applicable law, if any, the Originator hereby grants to the Buyer, solely for the purposes of collection of the Receivables and enforcement of its rights under the Facility Documents, at such time as the Buyer shall be entitled to do so, a non-exclusive, transferable license to use, without charge to the Buyer (but subject to the payment of royalties to any third party licensor under the terms of such license agreement based on use by the Buyer of any licensed terms):

(i)            the Originator’s computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, and licenses thereto, and

(ii)            the Originator’s owned or licensed trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, trade names, rights of use of any name, fictitious names (including the goodwill connected with the use of and symbolized by any such trademarks, service marks and trade names), patents, patent applications, inventions, designs, trade secrets, copyrights, copyright applications, including customer lists, credit files, correspondence, and advertising materials or any property of a similar nature;

in each case, to the extent that the items in subsections (i) and (ii) (the “Intellectual Property”) pertain to the use of such items in connection with the advertising for sale, selling any of the Transferred Receivables and solely after an Event of Termination collection of the Receivables and enforcement of the Buyer’s rights under the Facility Documents,

(b)            The Originator agrees that the Originator’s rights under such licenses and franchise agreements as are granted under this Section 2.03 shall inure to the Buyer’s benefit. To the extent the grant of the aforesaid license described is expressly prohibited by the licensor thereof, the Originator shall exercise its commercially reasonable efforts to obtain the consent of such licensor to the Originator’s grant to the Buyer of such license.  Even where use is permitted, the Buyer agrees not to use any such license without giving the Originator prior notice and unless an Event of Termination has occurred and is continuing.  The Originator confirms that, as of the Closing Date, it owns or has rights to use all Intellectual Property without infringement of or interference with any intellectual property of any other Person.

(c)            The foregoing license is subject to the following conditions and limitations: (i) the Buyer agrees that any Intellectual Property which is a trade secret of Originator or otherwise maintained in confidence by the Originator, shall be maintained in confidence by Buyer and shall not be disclosed to any person or entity other than employees and contractors of Buyer (or its assignees) who have a “need to know” such information and who have been apprised on this restriction, and Buyer shall agree with any assignee of such information that it shall be liable for any breach of this undertaking  by its employees or contractors, (ii) with respect to Intellectual Property which is licensed to Originator, Buyer agrees to abide by any applicable restrictions on use in the applicable license agreement which would be binding upon the Originator, were it using the licensed Intellectual Property in a similar manner and (iii) with respect to any trademarks, service marks or trade names subject to the license granted hereunder, Buyer agrees that the license shall be subject to sufficient rights of quality control and inspection in favor of Originator to avoid the risk of invalidation of such trademarks.  The license shall run for as long as this Agreement is in effect.

ARTICLE THREE
CONDITIONS PRECEDENT

Section 3.01. Conditions to Closing.  The Closing shall be subject to the due execution by, and delivery to, the Originator and the Buyer of this Agreement, and the Buyer shall have received each item listed in the Schedule of Documents, each in form and substance satisfactory to the Buyer of this Agreement.

Section 3.02. Conditions to all Transfers.  Each Transfer hereunder (including the initial Transfer) shall be subject to satisfaction of the following further conditions precedent as of the Transfer Date therefor:

(a)            the representations and warranties of the Originator contained herein or in any other Facility Document as of such Transfer Date shall be true and correct both before and after giving effect to such Transfer and to the application of the Sale Price therefor, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;

(b)            no Event of Termination or Incipient Termination Event shall have occurred and be continuing or would result after giving effect to such Transfer or the application of the Sale Price therefor; and

(c)            the Originator shall be in compliance with each of its covenants and other agreements set forth in each Facility Document.

The acceptance by the Originator of the Sale Price for any Sold Receivables on any Transfer Date shall be deemed to constitute, as of any such Transfer Date, a representation and warranty by the Originator that the conditions in this Section 3.02 have been satisfied.  Upon any such acceptance, title to the Transferred Receivables sold or contributed on such Transfer Date shall be vested absolutely in the Buyer, whether or not such conditions were in fact so satisfied.

ARTICLE FOUR
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.01. Representations and Warranties of Originators.  To induce the Buyer to purchase the Sold Receivables and to acquire the Contributed Receivables, the Originator makes the following representations and warranties, on each Transfer Date, to the Buyer, each and all of which shall survive the execution and delivery of this Agreement.

(a)            Corporate Existence; Compliance with Law.  The Originator (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation as set forth on Schedule 4.01(a) attached hereto (which is the Originator’s only state of organization); (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction in which the nature of its business requires it to be so qualified except where the failure to be so qualified is not reasonably likely to result in a Material Adverse Effect; (iii) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to obtain such licenses, permits, consents or approvals is not reasonably likely to result in a Material Adverse Effect; (v) is in compliance with its Charter Documents; and (vi) subject to specific representations set forth herein regarding ERISA, tax laws and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)            Executive Offices; Collateral Locations; Corporate or Other Names; FEIN.  As of the Closing Date, the current location of the Originator’s chief executive offices, jurisdiction of organization, principal places of business, other offices, the warehouses and premises within which any Transferred Receivables, the Related Security or other Originator Collateral is stored or located, and the locations of all records of the Originator concerning any Transferred Receivables, the Related Security or other Originator Collateral are set forth in Schedule 4.01(b). During the prior five years, except as set forth in Schedule 4.01(b), the Originator has been known as or used any corporate, fictitious or trade name.  In addition, Schedule 4.01(b) lists the organizational identification number issued by the Originator’s state of organization or states that no such number has been issued and lists the federal employer identification number of the Originator.

(c)            Corporate Power, Authorization, Enforceable Obligations.  The execution, delivery and performance by the Originator of this Agreement and the other Facility Documents to which it is a party and the creation and perfection of all Transfers and Liens provided for herein and therein: (i) are within such Person’s power; (ii) have been duly authorized by all necessary or proper action; (iii) do not contravene any provision of such Person’s Charter Documents; (iv) do not violate any law or regulation applicable to it; (v) do not conflict with any material contractual restriction binding on its property; (vi) do not contravene any order, verdict, judgment, award, injunction or decree binding on it or its property, and do not result in or require the creation of any Adverse Claim on or with respect to any of its properties.

(d)            Governmental Consent.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the Originator of this Agreement or any other Facility Document to which it is a party except for the filing of UCC financing statements in connection therewith.

(e)            Enforceability of Facility Documents.  Each of this Agreement and the other Facility Documents to which it is a party constitutes the legal, valid and binding obligation of the Originator enforceable against it in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights and by general principles of equity.

(f)            No Litigation.  Except as set forth in Schedule 4.01(f), there are no actions, suits or proceedings pending against the Originator, or to its knowledge threatened in writing against it, or its property, in any court, or before any arbitrator of any kind, or before or by any Governmental Authority, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or would materially adversely affect the collectibility of the Transferred Receivables, or which affects or purports to affect the legality, validity or enforceability of this Agreement or the other Facility Documents to which it is a party.  The Originator is not in default with respect to any order of any court, arbitrator or Governmental Authority.

(g)            Accuracy of Information.  No certificate, report or other written information (including any schedule hereto) furnished or to be furnished by the Originator to the Seller in connection with this Agreement or any Facility Document is or shall be inaccurate in any material respect as of the date it is or shall be dated or (except as otherwise disclosed to the Seller at such time) as of the date so furnished.

(h)            Account Information.  The names and addresses of all the Lock-Box Banks with respect to the Transferred Receivables, together with the account numbers of the related Lock-Box Accounts, are specified in Schedule 4.01(h) to the Purchase Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Agent in accordance with Sections 5.03(e) and  5.04(d) of the Purchase Agreement) and with respect to which all action required by Sections 5.03(e) and 5.04(d) of the Purchase Agreement has been taken and completed. The Originator has caused its Obligors to make payment to a Lock-Box Account.  The Lock-Box Accounts are the only accounts to which Collections of Transferred Receivables are remitted by Obligors.

(i)            Perfection of Interest in Transferred Receivables and Receivables Assets.  Eligibility.  The Originator owns the Transferred Receivables free and clear of any Adverse Claim, and the Buyer has acquired a valid and perfected 100% ownership interest in each Transferred Receivable, in each case free and clear of any Adverse Claim and the Originator has caused such financing statements to be filed against it as are necessary to effect the foregoing; and no effective financing statement or other instrument similar in effect, is filed in any recording office listing the Originator as debtor, covering any Transferred Receivable except as such as may be filed in favor of the Agent (or in favor of the Originator and assigned to the Buyer and then the Agent).

(j)            Solvency.  Both before and after giving effect to (i) the transactions contemplated by this Agreement and the other Facility Documents and (ii) the payment and accrual of all transaction costs in connection with the foregoing, the Originator is and will be Solvent.  No event of the type described in Section 7.01(g) of the Purchase Agreement has been commenced or threatened against the Originator.

(k)            Material Adverse Effect.  Between September 30, 2007, and the Closing Date, (i) the Originator has not incurred any obligations, contingent or non-contingent liabilities, liabilities for charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) no contract, lease or other agreement or instrument has been entered into by the Originator or has become binding upon the Originator’s assets and no law or regulation applicable to the Originator has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, (iii) the Originator is not in default under any material contract, lease or other agreement or instrument to which the Originator is a party that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect, and (iv) no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect with respect to the Originator, in each case other than (x) disclosed in the Parent’s financial statements as of December 31, 2006, and (y) disclosed prior to the date hereof in press releases or in writing to the Agent.

(l)            Taxes.  All material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Parent and its Subsidiaries have been filed with the appropriate Governmental Authority and all material taxes have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding charges or other amounts being contested in good faith. Schedule 4.01(l) sets forth as of the Closing Date (i) those taxable years for which the Originator’s tax returns are currently being audited by the IRS and (ii) any assessments or threatened assessments in connection with such audit or otherwise currently outstanding. As to all audits of the Originator currently being conducted by any taxing authority, the Originator believes that it has fully reserved for any liability that might result from such audits.  Except as described on Schedule 4.01(l), the Originator has not executed or filed with the IRS any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any charges. The Originator is not liable for any charges relating to taxes: (y) under any agreement (including any tax sharing agreements other than with the Parent and its Subsidiaries) or (z) to the best of the Originator’s knowledge, as a transferee. As of the Closing Date, the Originator has not agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, that would have a Material Adverse Effect.

(m)            [Reserved]

(n)            ERISA.

(i)            Each Qualified Plan, if any, has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would reasonably be expected to cause the loss of such qualification or tax-exempt status. With respect to the Plans, (x) each Plan is materially in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, (y) neither the Originator nor any of its ERISA Affiliates has knowingly failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan and (z) neither the Originator nor any of its ERISA Affiliates has engaged in a “prohibited transaction”, as defined in Section 4975 of the IRC, in connection with any Plan that would subject the Originator to a material tax on prohibited transactions imposed by Section 4975 of the IRC.

(ii)            Except as set forth in Schedule 4.01(n), (A) no Title IV Plan has any Unfunded Pension Liability; (B) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (C) there are no pending or, to the knowledge of the Originator, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (D) neither the Originator nor any of its ERISA Affiliates has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan under Section 4204 of ERISA; (E) within the last five years no Title IV Plan with material Unfunded Pension Liabilities has been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of the Originator or any of its ERISA Affiliates; (F) Stock of the Originator and its ERISA Affiliates make up, in the aggregate, no more than 10% of the assets of any Plan, measured on the basis of fair market value as of the last valuation date of any Plan; and (G) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by S&P or an equivalent rating by another nationally recognized rating agency.

(o)            Margin Regulations. The Originator is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulations G or U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Originator does not own any Margin Stock, and no portion of the Sale Price for any Sale hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.

(p)            Nonapplicability of Bulk Sales Laws.  No transaction contemplated by this Agreement or any of the other Facility Documents requires compliance with any bulk sales act or similar law.

(q)            Investment Company Act.  The Originator is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r)            Books and Records; Minutes.  The Charter Documents of the Originator require it to maintain (i) books and records of account and (ii) minutes of the meetings and other proceedings of its Stockholders and board of directors.

(s)            Representations and Warranties in Other Facility Documents.  Each of the representations and warranties of the Originator contained in the other Facility Documents is true and correct in all material respects and the Originator hereby makes each such representation and warranty to, and for the benefit of, the Buyer as if the same were set forth in full herein, and the Originator consents to the assignment of the Buyer’s rights to the Purchasers and the Agent (and their successors and assigns) as contemplated in Section 4.02(g).

(t)            Use of Proceeds.  No proceeds of any Purchase will be used by the Buyer to acquire any security in any transaction which is subject to Section 12 of the Securities Exchange Act of 1934, as amended.

(u)            Transferred Receivables.  With respect to each Transferred Receivable originated by the Originator and Transferred hereunder:

(i)            such Receivable satisfies the criteria for an Eligible Receivable;

(ii)            prior to its Transfer to the Buyer the Originator had the full right, power and authority to sell, contribute, assign, transfer and pledge its interest therein as contemplated under this Agreement and the other Facility Documents and, following such Transfer, such Receivable will not be subject to any Adverse Claim as a result of any action or inaction on the part of the Originator; and

(iii)            the Transfer of each such Receivable pursuant to this Agreement constitutes a valid sale, contribution, transfer, assignment, setover and conveyance to the Buyer of all right, title and interest of the Originator in and to such Receivable.

The representations and warranties described in this Section 4.01 shall survive the Transfer of the Transferred Receivables to the Buyer, any subsequent assignment of the Transferred Receivables by the Buyer, and the termination of this Agreement and the other Facility Documents and shall continue until the indefeasible payment in full of all Transferred Receivables.

Section 4.02. Affirmative Covenants of Originators.  The Originator covenants and agrees that, unless otherwise consented to by the Buyer, from and after the Closing Date and until the Termination Date as follows, each of which shall survive the execution and delivery of this Sale Agreement:

(a)            Compliance with Laws. Etc.  The Originator will comply in all material respects with all applicable laws, rules, regulations and orders with respect to all Receivables and the other Facility Documents.

(b)            Preservation of Corporate Existence.  The Originator will observe all procedures required by its certificate of formation and limited liability company agreement and preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such rights, franchises, privileges and qualifications would have a Material Adverse Effect.

(c)            Performance and Compliance with Receivables and Credit and Collection Policy.  The Originator will at its expense timely and fully perform and comply, in all material respects, with (i) all provisions, covenants and other promises required to be observed by it under the  Transferred Receivables, the Related Security and Contracts and (ii) the Credit and Collection Policy in regard to each Transferred Receivable.

(d)            Collections; Lock-Box Agreements.  The Originator will (i) instruct all Obligors of Transferred Receivables to cause all Collections to be deposited directly to one of the Lock-Box Accounts and, if it shall receive any Collections, remit such Collections to a Lock-Box Account, and (ii) deposit, or cause to be deposited, any Collections in respect of Transferred Receivables received by it into any of the Lock-Box Accounts not later than one Business Day after receipt thereof.

(e)            Offices, Records and Books of Account; Etc.  The Originator (i) shall keep its principal place of business and chief executive office (as such terms are used in the UCC) and the office where it keeps its Records concerning the Transferred Receivables at its address set forth in Section 6.01 and keep its State of organization at the State set forth in Section 4.01(b) or, upon at least 30 days’ prior written notice of a proposed change to the Buyer, at any other locations in jurisdictions where all actions reasonably requested by the Buyer to protect and perfect the interest of the Buyer and its assignees in the Receivables and related items have been taken and completed and (ii) shall provide the Buyer with at least 30 days’ written notice prior to making any change in its name or making any other change in its identity or corporate structure (including by merger) which could render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term is used in the UCC; each notice pursuant to this sentence shall set forth the applicable change and the effective date thereof.  The Originator also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Transferred Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Transferred Receivables (including, without limitation, records adequate to permit the daily identification of each Transferred Receivable and all Collections of and adjustments to each existing Transferred Receivable).

(f)            Access.  The Originator shall, during normal business hours, upon five Business Day’s prior notice, permit the Agent, or the Agent’s agents or representatives, (A) to have access to all records, files, books of account, data bases and information pertaining to all Transferred Receivables and any other Related Security, including the Records, (B) to discuss matters relating to the Transferred Receivables or the Originator’s performance hereunder with any of its officers or employees having knowledge of such matters, and (C) to inspect, audit and to make extracts therefrom at the Originator’s expense; provided, however, that prior to an Event of Termination not more than one such audit or inspection per year shall be at the expense of the Originator, and provided, further that no such prior notice shall be required if an Event of Termination has occurred and is continuing.

(g)            Assignment.  The Originator agrees that, to the extent permitted under the Purchase Agreement, the Buyer may assign all of its right, title and interest in, to and under the Transferred Receivables, the license granted pursuant to Section 2.03 and this Agreement, including its right to exercise the remedies set forth in Section 4.04. The Originator agrees that, upon any such assignment, the assignee thereof may, upon the occurrence of an Event of Termination, enforce directly, without joinder of the Buyer, all of the obligations of the Originator hereunder, including any obligations of the Originator set forth in Sections 4.02(m), 4.04, 5.01 and 6.14.

(h)            Compliance with Agreements and Applicable Laws.  The Originator shall perform each of its obligations under this Agreement and the other Facility Documents and comply with all federal, state and local laws and regulations applicable to it and the Transferred Receivables, except to the extent that the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(i)            Maintenance of Existence and Conduct of Business.  The Originator shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with the terms of its Charter Documents; and (iii) transact business only in such corporate and trade names as are set forth in Schedule 4.02(i) or, upon 30 days’ prior written notice to the Buyer and the Agent, in such other corporate or trade names with respect to which all action requested by Buyer, any Purchaser or the Agent pursuant to Section 6.13 shall have been taken with respect to the Transferred Receivables.

(j)            Reporting Requirements. The Originator will provide to the Buyer the following:

(i)            as soon as practicable and in any event within five (5) Business Days after becoming aware of the occurrence of each Event of Termination or an Incipient Termination Event, a statement from the Originator setting forth details of such Event of Termination or Incipient Termination Event and the action that the Originator has taken and proposes to take with respect thereto;

(ii)            such other information respecting the Transferred Receivables, the Related Security, the Originator Collateral or the condition or operations, financial or otherwise, of the Originator as the Buyer may from time to time reasonably request;

(iii)            as soon as practicable and in any event within five (5) Business Days after the Originator obtains knowledge thereof, notice of any (a) litigation, investigation or proceeding which may exist at any time between the Originator and any Governmental Authority which, if not cured or if adversely determined, as the case may be, is reasonably likely to have a Material Adverse Effect; or (b) other litigation or proceeding which is reasonably likely to have a Material Adverse Effect or (c) other litigation or proceeding relating to any Facility Document;

(iv)            as soon as practicable and in any event within five (5) Business Days after the occurrence thereof, notice of any event which is reasonably likely to have a Material Adverse Effect; and

(v)            within 10 Business Days of the end of each fiscal quarter, an Officer’s Certificate of the Originator certifying that the Originator is in compliance with Section 4.02(e).

(k)            Use of Proceeds.  The Originator shall utilize the proceeds of the Sale Price obtained by it for each Sale made by it hereunder solely for general corporate purposes (including the retirement or repayment of third party debt and loans made to Affiliates) and to pay any related expenses payable by the Originator under this Agreement and the other Facility Documents in connection with the transactions contemplated hereby and thereby and for no other purpose.

(l)            Separate Identity.

(i)            The Originator shall maintain corporate records and books of account separate from those of the Buyer.

(ii)            The financial statements of the Originator shall disclose the effects of the Originator’s transactions in accordance with GAAP and, in addition, disclose that (A) the Buyer’s sole business consists of the purchase or acceptance through capital contribution of the Transferred Receivables from the Originators and the subsequent resale of interests in the Transferred Receivables to the Purchasers, (B) the Buyer is a legal entity separate from the Originator with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Buyer’s assets, prior to any value in the Buyer becoming available to such entities’ equity holders and (C) the assets of the Buyer are not available to pay creditors of the Originator or any of its Affiliates.  The resolutions, agreements and other instruments underlying the transactions described in this Agreement shall be continuously maintained by the Originator as official records.

(iii)            The Originator shall keep its assets and its liabilities wholly separate from those of the Buyer except as permitted or contemplated by this Agreement and the related Facility Documents.

(iv)            The Originator shall conduct its business solely in its own name through its duly authorized officers or agents and in a manner designed not to mislead third parties as to the separate identity of the Buyer.

(v)            The Originator shall maintain an arm’s-length relationship with the Buyer and shall not mislead third parties by conducting or appearing to conduct business on behalf of the Buyer or expressly or implicitly representing or suggesting that the Originator is liable or responsible for the indebtedness of the Buyer or that the assets of the Originator are available to pay the creditors of the Buyer.

(vi)            The Originator shall cause operating expenses and liabilities of the Buyer to be paid from the Buyer’s own funds other than as provided in Section 6.14 hereof.

(vii)            The Originator shall at all times have stationery and other business forms and a mailing address separate from those of the Buyer.

(viii)                       The Originator shall at all times limit its transactions with the Buyer only to those expressly contemplated or permitted hereunder or under any other Facility Document.

(ix)            The Originator shall comply with (and cause to be true and correct) each of the facts and assumptions contained in the bankruptcy opinions of Skadden, Arps, Meagher & Flom LLP delivered pursuant to the Schedule of Documents.

(m)            Adjustments to Sale Price.  If on any day the Billed Amount of any Transferred Receivable is reduced as a result of any Dilution Factors, the Originator thereof shall make a cash payment to the Buyer in the amount of such excess by remitting such amount to a Lock-Box Account in accordance with the terms of the Purchase Agreement.

(n)            Reports and Records Regarding Transferred Receivables and Reconveyed Receivables.  The Originator shall prepare and deliver all reports, statements and records required to be delivered by it hereunder or under any other Facility Documents so as to clearly distinguish Receivables that are subsequently reconveyed to the Originator pursuant to Section 4.04 hereof from Transferred Receivables that are not so reconveyed.

(o)            Marking of Records. At its expense, within thirty (30) days after the Closing Date, the Originator shall mark the master data processing records relating to Transferred Receivables originated by it and related Contracts, if any, with the Sale Legend, evidencing that such Transferred Receivables and related Contracts, if any, have been sold in accordance with this Agreement.

(p)            Lock-Box Agreements.  Each Lock-Box Account shall at all times be subject to an Account Control Agreement.

(q)            Bulk Sales.  The Originator will comply with the provisions of any applicable bulk sales law (including any applicable bulk transfer provisions), if any, and will pay all applicable bulk sales fees and taxes, if any, incurred in connection with the transactions contemplated by the Facility Documents.

Section 4.03. Negative Covenants of Originators.  The Originator covenants and agrees that, without the prior written consent of the Buyer and the Agent, from and after the Closing Date and until the Termination Date:

(a)            Sale of Assets.  The Originator shall not sell, transfer, convey, lease, assign (by operation of law or otherwise) or otherwise dispose of, or assign any right to receive income in respect of, (i) other than to the Buyer pursuant to this Agreement, any Transferred Receivable or Contract therefor, any of its rights with respect to any Lock-Box Account or any other Originator Collateral, or (ii) without prior notice to the Buyer, all or substantially all of the Originator’s business, other properties or other assets.

(b)            Sales; Liens.  The Originator shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create, incur, assume or permit to exist any Adverse Claim on or with respect to its Transferred Receivables, the Related Security or any other Originator Collateral (whether now owned or hereafter acquired) except for the Liens set forth in Schedule 4.03(b) and other Permitted Originator Encumbrances.  The Originator will not grant, create, incur or suffer to exist any Adverse Claims upon or with respect to any inventory the sale of which may give rise to a Receivable unless it obtains express agreements from the holders of such Adverse Claims that no such Adverse Claims extend to any of the Transferred Receivables, the other Related Security or the Lock-Box Accounts.

(c)            Modifications of Receivables or Contracts.  The Originator, in its capacity as Originator, shall not extend, amend, forgive, discharge, compromise, cancel or otherwise modify the terms of any Transferred Receivable originated by it, or amend, modify or waive any term or condition of any Contract therefor.

(d)            Sale Characterization.  The Originator shall not make statements or disclosures or prepare any financial statements for any purpose, including for federal income tax, reporting or accounting purposes, that shall account for the transactions contemplated by this Agreement in any manner other than (i) with respect to the Sale of each Transferred Receivable originated by it, as a true sale or absolute assignment of its full right, title and ownership interest in such Transferred Receivable and (ii) with respect to the Transfer of each Contributed Receivable under this Agreement, as a contribution to the capital of the Buyer.

(e)            Capital Structure and Business.  The Originator shall not, nor shall the Originator permit its Subsidiaries to (i) make any changes in any of its business objectives, purposes or operations that could have or result in a Material Adverse Effect or (ii) amend, supplement or otherwise modify its certificate or Charter Documents in a manner that could have or result in a Material Adverse Effect.

(f)            Actions Affecting Rights.  The Originator shall not (i) take any action, or fail to take any action, if such action or failure to take action may interfere with the enforcement of any rights hereunder or under the other Facility Documents, including rights with respect to the Transferred Receivables; (ii) waive or alter any rights with respect to such Transferred Receivables (or any agreement or instrument relating thereto); or (iii) fail to pay any tax, assessment, charge, fee or other obligation of the Originator with respect to such Transferred Receivables, or fail to defend any action, if such failure to pay or defend may adversely affect the priority or enforceability of the perfected title of the Buyer to and beneficial ownership interest of the Buyer in such Transferred Receivables or, prior to their Transfer hereunder, the Originator’s right, title or interest therein.

(g)            ERISA.  The Originator shall not, nor shall it cause or permit any ERISA Affiliate to, (x) cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (y) cause or permit to occur  an ERISA Event.

(h)            Change to Credit and Collection Policies.  The Originator shall comply with the Credit and Collection Policies, and no change shall be made to, the Credit and Collection Policies without the prior written consent of the Buyer.

(i)            Adverse Tax Consequences.  The Originator shall not fail or neglect to perform, keep or observe any of its obligations hereunder or under the other Facility Documents, that would have the effect directly or indirectly of subjecting any payment to the Buyer to withholding taxation.

(j)            No Proceedings.  From and after the Closing Date and until the date one year plus one day following the Termination Date, the Originator shall not directly or indirectly, institute or cause to be instituted against the Buyer any involuntary proceeding of the type referred to in Section 7.01(g) of the Purchase Agreement.

(k)            Commingling.  The Originator shall not deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Lock-Box Account, and the Originator shall ensure that no Collections or other proceeds with respect to a Transferred Receivable reconveyed to it pursuant to Section 4.04 hereof are paid or deposited into any Lock-Box Account.  If such funds are nonetheless deposited into a Lock-Box Account the Originator shall notify the Servicer to promptly remit any such amounts as directed by the Originator.

(l)            Financial Covenants.  The Originator shall provide notice to the Buyer of the substance of any changes to the financial covenants set forth in Annex 4.03(l) and such changes shall be incorporated into Annex 4.03(l).  The Originator shall not breach or fail to comply with any of the financial covenants set forth in Annex 4.03(l), nor permit the Parent to do so.

Section 4.04. Breach of Eligibility Criteria.  Upon discovery by (a) the Originator or the Buyer that a Transferred Receivable was not an Eligible Receivable on the date sold hereunder, the party discovering the same shall give prompt written notice thereof to the other parties hereto.  The Originator shall, if requested by notice from the Buyer, as soon as practicable, but no later than the Settlement Date for the Monthly Period in which such notice was received, either (a) repurchase such Transferred Receivable from the Buyer for cash, (b) transfer ownership of one or more new Eligible Receivables to the Buyer on such Business Day, or (c) make a capital contribution in cash to the Buyer by remitting the amount (the “Rejected Amount”) of such capital contribution to a Lock-Box Account in accordance with the terms of the Purchase Agreement, in each case in an amount equal to the Outstanding Balance of such Transferred Receivable.

ARTICLE FIVE

INDEMNIFICATION

Section 5.01. Indemnification.  Without limiting any other rights that the Buyer or any of its Stockholders, officers, directors, employees, agents or representatives (each, an “Buyer Indemnified Party”) may have hereunder or under applicable law, the Originator hereby agrees to indemnify and hold harmless, each Buyer Indemnified Party from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Buyer Indemnified Party in connection with or arising out of the transactions contemplated under this Agreement or under any other Facility Document (whether directly or indirectly), including any and all legal costs and expenses, or in respect of any Transferred Receivable conveyed by the Originator or any Contract therefor or any Originator Collateral or the use by the Originator of the Sale Price therefor; provided, that the Originator shall not be liable for any indemnification to a Buyer Indemnified Party to the extent that any such Indemnified Amounts result solely from (a) such Buyer Indemnified Party’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, (b) recourse for uncollectible or uncollected Transferred Receivables, or (c) any income tax or franchise tax incurred by any Buyer Indemnified Party, except to the extent that the incurrence of any such tax results from a breach of or default by the Originator under this Agreement or any other Facility Document.  Subject to the exceptions set forth in clauses (a), (b) and (c) of the immediately preceding sentence but otherwise without limiting the generality of the foregoing, the Originator shall pay on demand to each Buyer Indemnified Party any and all Indemnified Amounts to the extent relating to or resulting from:

(i)            reliance on any representation or warranty made or deemed made by the Originator (or any of its officers) under or in connection with this Agreement or any other Facility Document or on any written information delivered by the Originator pursuant hereto or thereto that shall have been incorrect in any material respect when made or deemed made or delivered;

(ii)            the failure by the Originator to comply with any term, provision or covenant contained in this Agreement, any other Facility Document or any agreement executed in connection herewith or therewith, any applicable law, rule or regulation with respect to any Transferred Receivable or Contract therefor, the Related Security or any other Originator Collateral, or the nonconformity of any Transferred Receivable or the

Contract therefor, the Related Security or any Originator Collateral with any such applicable law, rule or regulation;

(iii)            the failure to vest and maintain vested in the Buyer valid and properly perfected title to and beneficial ownership of the Receivables that constitute Transferred Receivables, together with all Collections in respect thereof, free and clear of any Adverse Claim;

(iv)            any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Transferred Receivable that is the subject of a Transfer hereunder (including a defense based on such Transferred Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services giving rise to such Transferred Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Transferred Receivable (if such collection activities were performed by any Affiliate acting as a Servicer), except to the extent that such dispute, claim, offset or defense results solely from any action or inaction on the part of the Buyer;

(v)            any products liability claim or other claim arising out of or in connection with merchandise, insurance or services that is the subject of any Contract with respect to the Transferred Receivables;

(vi)            the commingling of Collections with respect to Transferred Receivables by the Originator at any time with its other funds or the funds of any other Person ;

(vii)            any failure by the Originator to cause the filing of, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or any other applicable laws with respect to any Transferred Receivable that is the subject of a Sale by the Originator hereunder, whether at the time of any such Transfer or at any subsequent time;

(viii)                       any failure by the Originator or the Servicer to perform, keep or observe any of their respective duties or obligations hereunder, under any other Facility Document or under any Contract related to a Transferred Receivable, the Related Security or the other Originator Collateral;

(ix)            any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement;

(x)            any investigation, litigation or proceeding related to this Agreement or the use of the Sale Price obtained in connection with any Sale or the ownership of Transferred Receivables, the Related Security or Collections with respect thereto or in respect of any Transferred Receivable, the Related Security or Contract, except to the extent any such investigation, litigation or proceeding relates to a matter involving a Buyer Indemnified Party for which the Originator and any of its Affiliates is not at fault, as finally determined by a court of competent jurisdiction;

(xi)            any claim brought by any Person other than a Buyer Indemnified Party arising from any activity by the Originator or any of its Affiliates in servicing, administering or collecting any Transferred Receivables or Originator Collateral; or

(xii)            the failure of any Transferred Receivable to satisfy, as of the date of transfer hereunder, the requirements of eligibility contained in the definition of “Eligible Receivable”.

NO BUYER INDEMNIFIED PARTY SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

ARTICLE SIX
MISCELLANEOUS

Section 6.01. Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (c) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below in this Section 6.01 or to such other address (or facsimile number) as may be substituted by notice given as herein provided:

ACCO:	ACCO Brands USA LLC
c/o ACCO Brands Corporation
300 Tower Parkway
Lincolnshire, IL 60069
Attention: Steve Rubin, Senior Vice President, Secretary and General Counsel

Buyer:	ACCO Brands Receivables Funding LLC
c/o ACCO Brands Corporation
300 Tower Parkway
Lincolnshire, IL 60069
Attention: Steve Rubin, Senior Vice President, Secretary and General Counsel

provided, that each such declaration or other communication shall be deemed to have been validly delivered to the Agent under this Agreement upon delivery to the Agent or any Purchaser in accordance with the terms of the Purchase Agreement. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than the Buyer) designated in any written communication provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

Section 6.02. No Waiver; Remedies.  The Buyer’s failure, at any time or times, to require strict performance by the Originator of any provision of this Agreement shall not waive, affect or diminish any right of the Buyer thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type.  None of the undertakings, agreements, warranties, covenants and representations of the Originator contained in this Agreement, and no breach or default by the Originator hereunder or thereunder, shall be deemed to have been suspended or waived by the Buyer unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of the Buyer and directed to the Originator specifying such suspension or waiver.  The Buyer’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that the Buyer may have under any other agreement, including the other Facility Documents, by operation of law or otherwise.

Section 6.03. Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Originator and the Buyer and their respective successors and permitted assigns, except as otherwise provided herein.  The Originator may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of the Buyer.  Any such purported assignment, transfer, hypothecation or other conveyance by the Originator without the prior express written consent of the Buyer shall be null and void.  The Originator acknowledges that, to the extent permitted under the Purchase Agreement, the Buyer may assign its rights granted hereunder, including the benefit of any of its rights in Originator Collateral granted under Article II and any indemnities under Article V, and upon such assignment, such assignee shall have, to the extent of such assignment, all rights of the Buyer hereunder and, to the extent permitted under the Purchase Agreement, may in turn assign such rights.  The Originator agrees that, upon any such assignment, such assignee may, following the occurrence of an Event of Termination, enforce directly, without joinder of the Buyer, the rights set forth in this Agreement.  All such assignees, including parties to the Purchase Agreement in the case of any assignment to such parties, shall be third party beneficiaries of, and shall be entitled to enforce the Buyer’s rights and remedies under, this Agreement to the same extent as if they were parties hereto.  Without limiting the generality of the foregoing, all notices to be provided to the Buyer hereunder shall be given to both the Buyer and the Agent under the Purchase Agreement, and shall be effective only upon delivery or dispatch, as applicable, to the Agent.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Originators and the Buyer with respect to the transactions contemplated hereby and, except for the Purchasers and the Agent, no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement.

Section 6.04. Termination; Survival of Obligations.

(a)            This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.

(b)            Except as otherwise expressly provided herein or in any other Facility Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by the Buyer under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Originator or the rights of the Buyer relating to any unpaid portion of any and all recourse and indemnity obligations of the Originator to the Buyer, including those set forth in Sections 4.04, 5.01 and 6.14, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Termination Date.  Except as otherwise expressly provided herein or in any other Facility Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Originator, and all rights of the Buyer hereunder, all as contained in the Facility Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the rights and remedies pursuant to Section 4.04, the indemnification and payment provisions of Article V, and the provisions of Sections 4.03(j), 6.03, 6.12 and 6.14 shall be continuing and shall survive any termination of this Agreement.

Section 6.05. Complete Agreement; Modification of Agreement.  This Agreement and the other Facility Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 6.07.

Section 6.06. Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Agreement or any of the other Facility Documents, or any consent to any departure by the Originator therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto.  No consent or demand in any case shall, in itself, entitle any party to any other consent or further notice or demand in similar or other circumstances.

Section 6.07. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)            THIS AGREEMENT AND EACH RELATED DOCUMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND

THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE BUYER IN THE TRANSFERRED RECEIVABLES OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)            EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE BUYER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON ORIGINATOR COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OF THE ORIGINATOR ARISING HEREUNDER, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE BUYER. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENSAND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 6.01 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.  NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)            THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE,

WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 6.08. Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Section 6.09. Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 6.10. Section Titles.  The section titles and table of contents contained in this Agreement are provided for ease of reference only and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 6.11. No Setoff.  The Originator’s obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right the Originator might have against the Buyer, all of which rights are hereby expressly waived by the Originator.

Section 6.12. Confidentiality.

(a)            Except to the extent otherwise required by applicable law, as required to be filed publicly with the Securities and Exchange Commission, or unless each Affected Party shall otherwise consent in writing, the Originators and the Buyer agree to maintain the confidentiality of this Agreement in its communications with third parties other than any Affected Party or any Buyer Indemnified Party and otherwise and not to disclose, deliver or otherwise make available to any third party (other than its directors, officers, employees, accountants, advisors or counsel) the original or any copy of all or any part of this Agreement except to an Affected Party or a Buyer Indemnified Party; provided that this Agreement may be disclosed to (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality and (b) the Buyer’s or the Originator’s legal counsel and auditors if they agree to hold it confidential.

(b)            The Originator agrees that it shall not (and shall not permit any of its Subsidiaries to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the Facility Documents without the prior written consent of the Buyer (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Originator shall consult with the Buyer prior to the issuance of such news release or public announcement.

Section 6.13. Further Assurances.

(a)            The Originator shall at its sole cost and expense, upon request of the Buyer, promptly and duly execute and deliver any and all further instruments and documents and take such further actions that may be necessary or desirable or that the Buyer may request to carry out more effectively the provisions and purposes of this Agreement or any other Facility Document or to obtain the full benefits of this Agreement and of the rights and powers herein granted, including (i) using its best efforts to secure all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Buyer of any Transferred Receivable or Originator Collateral held by the Originator or in which the Originator has any rights not heretofore assigned and (ii) filing any financing or continuation statements under the UCC with respect to the ownership interests or Liens granted hereunder or under any other Facility Document.  The Originator hereby authorizes the Buyer to file any such financing or continuation statements without the signature of the Originator to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Receivables, Originator Collateral or any part thereof shall be sufficient as a notice or financing statement where permitted by law. If any amount payable under or in connection with any Originator Collateral is or shall become evidenced by any instrument, such instrument, other than checks and notes received in the ordinary course of business, shall be duly endorsed in a manner satisfactory to the Buyer immediately upon the Originator’s receipt thereof and promptly delivered to the Buyer.

(b)            If the Originator fails to perform any agreement or obligation under this Section 6.13, the Buyer may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Buyer incurred in connection therewith shall be payable by the Originator upon demand of the Buyer.

Section 6.14. Fees and Expenses.  In addition to its indemnification obligations pursuant to Article V, the Originator agrees to pay on demand all costs and expenses incurred by the Buyer in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Facility Documents, including the fees and out-of-pocket expenses of the Buyer’s counsel, advisors, consultants and auditors retained in connection with the transactions contemplated thereby and advice in connection therewith, and the Originator agrees to pay all costs and expenses, if any (including attorneys’ fees and expenses but excluding any costs of enforcement or collection of the Transferred Receivables), incurred by the Buyer or its assigns in connection with the enforcement of this Agreement and the other Facility Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives, as of the date first above written.

ACCO BRANDS USA LLC, as Originator

By:	/s/Neal V. Fenwick
Name: Neal V. Fenwick
Title: Vice President

ACCO BRANDS RECEIVABLES FUNDING LLC, as Buyer or

By:	/s/Neal V. Fenwick
Name: Neal V. Fenwick
Title: Manager and Vice President

ANNEX I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.   Certain Defined Terms.  The following terms shall have the following meanings (equally applicable to both singular and plural forms):

“ACCO” has the meaning given to such term in the preamble of the Purchase Agreement.

 “Additional Amounts” means amounts owed by the Seller hereunder pursuant to Sections 2.06, 2.07, 2.08, 8.01 and 9.06 of the Purchase Agreement.

“Adjusted DSO” means, for any Monthly Period, the product of (i) DSO multiplied by (ii) 1.20.

“Adjusted LIBO Rate” for any Tranche Period means an interest rate per annum obtained by dividing (i) the LIBO Rate for such Tranche Period by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage for such Tranche Period.

“Adverse Claim” means any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement or the Purchase Agreement or any other Facility Document.

“Affected Party” means the Purchaser, the Agent, any Liquidity Provider and any parent company controlling any of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person and, without limiting the generality of the foregoing, shall be presumed to include (a) any Person which beneficially owns or holds 20% or more of any class of voting securities of such specified Person or 20% or more of the equity interest in such specified Person and (b) any Person of which such specified Person beneficially owns or holds 20% or more of any class of voting securities or in which such specified Person beneficially owns or holds 20% or more of the equity interest.  For the purposes of this definition, (i) “voting securities” of a Person means any securities which confer upon the holder thereof a right to vote with respect to the election of members of the board of directors or any analogous governing body of such Person (excluding voting power arising only upon the occurrence of a contingency), (ii) “control” when used with respect to any specified Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and (iii) the terms “controlling” and “controlled” have meanings correlative to the foregoing clause (ii).

“Affiliated Obligor” means, with respect to any Obligor, any Obligor directly or indirectly controlling, controlled by or under direct or indirect common control with such Obligor and, without limiting the generality of the foregoing, shall be presumed to include

(a) any Obligor which beneficially owns or holds 50% or more of any class of voting securities of such specified Obligor or 50% or more of the equity interest in such specified Obligor and (b) any Obligor of which such specified Obligor beneficially owns or holds 50% or more of any class of voting securities or in which such specified Obligor beneficially owns or holds 50% or more of the equity interest.  For the purposes of this definition, (i) ”voting securities” of an Obligor means any securities which confer upon the holder thereof a right to vote with respect to the election of members of the board of directors or any analogous governing body of such Obligor (excluding voting power arising only upon the occurrence of a contingency), (ii) ”control” when used with respect to any specified Obligor means the power to direct the management and policies of such specified Obligor, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and (iii) the terms “controlling” and “controlled” have meanings correlative to the foregoing clause (ii).

“Agent” means BTMU, in its capacity as agent for the Purchaser together with its successors and permitted assigns.

“Aggregate Reserves” means, at the time of calculation, the sum of the Loss Reserve, the Dilution Reserve, the Yield Reserve and the Servicer Fee Reserve in effect at such time based on then outstanding Capital.

“Arrangement Fee” has the meaning given to such term in the Fee Letter.

“Assignee Rate” for any Tranche Period means a rate per annum equal to the sum of (i) the Adjusted LIBO Rate plus (ii) 1.50%; provided, however, that the “Assignee Rate” shall be equal to the Base Rate in effect from time to time (x) for any Tranche Period not equal to a month, (y) at any time when it is unlawful for the Purchaser or any Liquidity Provider to obtain funds in, or BTMU is not offering deposits in dollars in, the London interbank market and (z) for any Tranche Period as to which the Agent has not received notice, by no later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Tranche Period, that the related Tranche shall not be funded by Commercial Paper Notes.

“Available Funds” shall mean monies then held by or on behalf of Buyer, solely to the extent that such monies do not constitute Collections of Transferred Receivables that are required to be identified or are deemed to be held by the Servicer pursuant to the Purchase Agreement for the benefit of, or required to be distributed to, the Agent or the Purchaser pursuant to the Purchase Agreement or required to be paid to the Servicer as the Servicer Fee, or otherwise necessary to pay current expenses of Buyer (in its reasonable discretion).

“Bankruptcy Code” means the provisions of title 11 of the United States Code, 11 U.S.C. § § 101 et seq.

“Base Rate” means a fluctuating interest rate per annum equal to the higher of (i) the rate of interest most recently announced by BTMU or its affiliate, BTM Trust Company, in New York, New York, as its “Prime Rate” and (ii) the Federal Funds Rate most recently determined by the Agent plus 0.50%.

“Billed Amount” means, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder, or if the Billing Date therefor has not yet occurred, the amount estimated to be billed (based on services performed or merchandise sold) on the Billing Date to the Obligor thereunder.

“Billing Date” means, with respect to any Receivable, the date on which the invoice with respect thereto was generated.

“Breakage Amount” means, for any Tranche Period during which Capital is prepaid pursuant to Section 2.02(f), the amount, if any, by which (i) the additional Yield (calculated without taking into account any Breakage Amount) which would have accrued on the amount of the Capital so prepaid during such Tranche Period had such prepayment not occurred, exceeds (ii) the amount identified by written notice from the Agent to the Seller and Servicer as the income which the Purchaser or applicable Liquidity Providers will receive from the investment by such Person of the proceeds of such prepayment of Capital through the end of the relevant Tranche Period.

“BTMU” has the meaning given to such term in the preamble of the Purchase Agreement.

“Business Day” means any day other than a Saturday, Sunday or public holiday or the equivalent for banks in New York City, New York or Chicago, Illinois and, if the term “Business Day” is used in connection with the LIBO Rate, which day is a day on which dealings are carried on in the London interbank market.

“Buyer” means ACCO Brands Receivables Funding LLC, a Delaware limited liability company, in its capacity as purchaser under the Sale Agreement.

“Buyer Indemnified Party” has the meaning assigned to that term in Section 5.01 of the Sale Agreement.

“Call Price” has the meaning assigned to that term in Section 2.10(a) of the Purchase Agreement.

“Capital” means, at any time, the sum of amounts paid to the Seller pursuant to Section 2.02(b), reduced from time to time by Collections received and distributed on account of such Capital pursuant to Section 2.04 of the Purchase Agreement.

“Capital Purchase” has the meaning assigned to that term in Section 2.02(a) of the Purchase Agreement.

“Capital Purchase Request” has the meaning assigned to that term in Section 2.02(b) of the Purchase Agreement.

“Cash Management Services Agreement” has the meaning assigned to it in Section 4.01(v) of the Sale Agreement.

“Change of Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35% or more of the outstanding shares of capital Stock of ACCO or Parent having the right to vote for the election of directors under ordinary circumstances; (ii) ACCO or Parent has sold, transferred, conveyed, assigned or otherwise disposed of all or substantially all of its assets; or (iii) ACCO shall cease to own, free and clear of any Lien, directly or indirectly, all of the outstanding shares of voting stock of the Seller.

“Charter Documents” means, with respect to any corporation or limited liability company, such Person’s articles or certificate of incorporation or formation, as such may be amended or restated from time to time, and such Person’s bylaws or operating agreement, as such may be amended or restated from time to time.

“Closing Date” means January 9, 2008.

“Collection Account” means the account maintained in the name of the Agent on behalf of the Purchaser as designated by the Agent from time to time.

“Collections” means, with respect to any Transferred Receivable, any and all related cash collections and proceeds, all amounts due as fees or charges for late payments, and any Collections deemed to have been received pursuant to Section 2.04(a) of the Purchase Agreement.

“Commercial Paper Note” means any commercial paper note issued by the Purchaser.

“Commitment Fees” has the meaning given to such term in the Fee Letter.

“Commitment Termination Date” means January 9, 2011, unless, prior to such date (or the date so extended pursuant to this clause), upon the Seller’s request, made not more than 90 nor less than 45 days prior to the then Commitment Termination Date, the Purchaser shall in its sole discretion consent, which consent shall be given not more than 30 days prior to the then Commitment Termination Date, to the extension of the Commitment Termination Date to the date occurring 364 calendar days after the then Commitment Termination Date; provided, however, that any failure of the Purchaser to respond to the Seller’s request for such extension shall be deemed a denial of such request by the Purchaser.

“Concentration Limit” means, at any time, for (a) Obligors (other than those described in clause (b), (c), (d) or (e) below) which either do not have corporate debt ratings by S&P or Moody’s, or have ratings below BBB- by S&P or Baa3 by Moody’s, 4% of the aggregate Outstanding Balance of Receivables at such time; (b) Obligors (other than those described in clause (c), (d) or (e) below) with corporate debt ratings of at least BBB- by S&P or Baa3 by Moody’s, 6% of the aggregate Outstanding Balance of Receivables at such time; (c) Obligors (other than those described in clause (d) or (e) below) with corporate debt ratings of at least BBB+ or higher by S&P or Baa1 or higher by Moody’s, 8% of the aggregate Outstanding Balance of Receivables at such time; (d) Obligors (other than those described in clause (e) below) with corporate debt ratings of at least A or higher by S&P or A2 or higher by Moody’s, 10% of the aggregate Outstanding Balance of Receivables at such time or (e) such greater percentage (“Special Limit”) for any Obligor designated by the Agent in a writing from time to time multiplied by Capital at such time; provided, however, that in the case of an Obligor with any Affiliated Obligors, the Concentration Limit and the Receivables related thereto shall be calculated as if such Obligor and such one or more Affiliated Obligors were one Obligor.  The Special Limits in effect on the Closing Date are set forth on Exhibit G.  The Agent will have the right, in its reasonable credit judgment, at any time upon five (5) Business Days’ written notice to reduce or cancel a Special Concentration Limit established for any Obligor.

“Contract” means any agreement (including any invoice) pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

“Contributed Receivables” has the meaning assigned to it in Section 2.01(b) of the Sale Agreement.

“CP Rate” means, for any Tranche Period for any Tranche, (i) unless the Agent has determined that the Pooled CP Rate shall be applicable, the rate per annum calculated by the Agent to reflect the Purchaser’s cost of funding Capital during such Tranche Period, taking into account the weighted daily average interest rate payable in respect to such Commercial Paper Notes during such period (determined in the case of discount Commercial Paper Notes by converting the discount to an interest bearing equivalent per annum), and applicable placement fees and commissions; and (ii) to the extent the Agent has determined that the Pooled CP Rate shall be applicable, the Pooled CP Rate.

“Credit Agreement” means that certain Credit Agreement dated as of August 17, 2005 (as amended, restated, supplemented or otherwise modified from time to time) by and among, inter alia, ACCO Brands Corporation, the other Borrowers, Lenders and Issuers from time to time party thereto and Citicorp North America, Inc., as Administrative Agent.

“Credit and Collection Policy” means those credit and collection policies and practices relating to the Receivables and Obligors described in Exhibit A to the Purchase Agreement.

“Default Ratio” means, for any Monthly Period, the ratio (expressed as a percentage) of the aggregate Outstanding Balance of all Defaulted Receivables as of the last day of such Monthly Period divided by the aggregate Receivables as of the last day of such Monthly Period.

“Defaulted Receivable” means a Receivable at any time (i) as to which payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment, (ii) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g), or (iii)  which, consistent with the Credit and Collection Policy, has been or should be written off as uncollectible.

“Delinquency Ratio” means, for any Monthly Period, the ratio (expressed as a percentage) of the aggregate Outstanding Balance of all Delinquent Receivables as of the last day of such Monthly Period divided by the aggregate Receivables as of the last day of such Monthly Period.

“Delinquent Receivable” means a Receivable that is not a Defaulted Receivable and (i) as to which any payment, or part thereof, remains unpaid for more than 30 days but less than 61 days from the original due date for such payment or (ii) which, consistent with the Credit and Collection Policy, has been or should be classified as delinquent.

“Diluted Receivable” means a Receivable which is either (a) reduced or canceled as a result of a Dilution Factor or (b) subject to any dispute, offset, counterclaim or defense whatsoever, (except the discharge in bankruptcy, insolvency or inability to pay of the Obligor thereof).

“Dilution Factor” means any of the following factors giving rise to dilution: (i) any defective, rejected or returned merchandise or services, any cash discount, or any failure by the applicable Originator to deliver any merchandise or services or otherwise perform under the underlying contract or invoice, (ii) any change or cancellation of any terms of such contract or invoice or any other adjustment by the Servicer or the applicable Originator which reduces the amount payable by the Obligor on the related Receivable, (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) (iv) any chargeback, inventory transfer, early payment allowance, warranty allowance or similar allowance, in each case, made for any reason other than discharge in bankruptcy of the Obligor thereof or such Obligor’s insolvency or inability to pay or (v) any Regulatory Change which has the effect of reducing the amount receivable with respect to any Receivable.

“Dilution Horizon Factor” means, for any Monthly Period, the ratio determined as of the last day of such Monthly Period by dividing (i) the aggregate Outstanding Balance of all Receivables generated during such Monthly Period and the immediately preceding Monthly Period by (ii) the Net Receivable Balance as of such day.

“Dilution Ratio” means, for any Monthly Period, the ratio (expressed as a percentage) determined as of the last day of such Monthly Period by dividing (i) the aggregate Outstanding Balance of all Receivables that became Diluted Receivables during such Monthly Period by (ii) the aggregate Outstanding Balance of all Receivables generated during the immediately preceding Monthly Period.

“Dilution Reserve” means, at any time of calculation hereunder, an amount equal to the Dilution Reserve Percentage multiplied by Capital.

“Dilution Reserve Percentage” means, for any Monthly Period, the greater of (i) 5.0% and (ii) an amount calculated in accordance with the following formula:

DRP = [(1.50 x ADR) + [(HDR-ADR) x (HDR/ADR)]] x DHF

where:

DRP	=	the Dilution Reserve Percentage;

ADR	=	the average of the Dilution Ratios for the past twelve Monthly Periods;

HDR =	the highest average of the Dilution Ratios for any two consecutive Monthly Periods during the past twelve months; and

DHF	=	the Dilution Horizon Factor.

“DSO” means an amount, expressed in days, calculated for each Monthly Period, equal to the product of (a) average for such Monthly Period and the two preceding Monthly Periods of the ratio (expressed as a percentage) of (i) the aggregate Outstanding Balance of all Receivables as of the last day of such Monthly Period divided by (ii) the aggregate Outstanding Balance of all receivables generated during such Monthly Period multiplied by (b) 30.

“Dynamic Loss Reserve Percentage” means, at any time of calculation hereunder, the product of (i) 1.50, (ii) the highest Loss Ratio to have been determined during the immediately preceding twelve (12) Monthly Periods, and (iii) the Loss Horizon Factor calculated as of the most recently ended Monthly Period.

“Effective Date” means the first Business Day on which all of the conditions precedent to the initial Purchase, as described in Section 3.01 of the Purchase Agreement, have been satisfied.

“Election Notice” has the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Eligible Receivable” means a Receivable:

(a)            the Obligor of which (x) maintains its principal place of business inside the United States of America or a Permitted Foreign Jurisdiction, (y) is not an Inter-Company Receivable and (z) is not a Governmental Receivable;

(b)            Foreign Receivables the Outstanding Balance of which, when added to the aggregate Outstanding Balance of all other Foreign Receivables at such time, does not exceed ten percent (10%) of the Outstanding Balance of all Eligible Receivables at such time;

(c)            which is not a Defaulted Receivable or a Diluted Receivable;

(d)            the Obligor of which is not the Obligor of any Defaulted Receivables, the aggregate Outstanding Balance of which equals 25% or more of the aggregate Outstanding Balance of all Receivables of such Obligor;

(e)            which is denominated and payable only in United States dollars within the United States;

(f)            which does not contravene in any material respect any laws, rules or regulations applicable thereto and with respect to which neither the Originator nor the Seller is in violation of any such law, rule or regulation applicable to such Receivable the effect of which would have a material adverse effect on the Seller’s or the Purchaser’s interests therein or the collectibility thereof;

(g)            which is freely assignable and does not require the consent, authorization, approval or notice to the Obligor thereof or any Governmental Authority (except for such consents, authorizations, approvals or notices which have already been obtained or are not required under applicable law) in connection with the conveyance of such

Receivable, the Related Security and the Collections from the Originator to the Seller and from the Seller to the Purchaser;

(h)            which was originated (i) in the ordinary course of the applicable Originator’s business and (ii) in accordance with and satisfies all applicable requirements of the Credit and Collection Policy;

(i)            which is required to be paid in full within 90 days after the original billing date thereof;

(j)            which (1) is an “account” within the meaning of the UCC of the jurisdiction in which the Originators and the Seller are organized, (2) is in full force and effect, (3) constitutes the legal, valid and binding obligation of the Obligor thereof enforceable against such Obligor in accordance with its terms, (4) has not been released, canceled, subordinated or rescinded, nor has any instrument been executed by the Originator or the Seller which would effect any such release, cancellation, subordination or rescission, and (5) is not subject to any existing dispute, right of rescission, setoff, recoupment, counterclaim or defense, whether arising out of transactions concerning such Receivable or otherwise;

(k)            that has not been satisfied, compromised, adjusted or modified (including by extension of time for payment or the granting of any discounts, allowances or credits) other than a satisfaction, compromise, adjustment or modification which is (a) made after the Transfer Date thereof in accordance with the Credit and Collection Policy and (b) concurrently reflected on the books and records of the Seller.

(l)            good and marketable title to which (including a 100% first priority ownership interest in all Related Security and Collections with respect thereto) has been conveyed by the applicable Originator to the Seller free of any Lien (other than Liens created under the Facility Documents);

(m)            which has been invoiced by the applicable Originator or the Servicer and is not a “bill and hold” or “billed but not yet shipped” or progress billing Receivable, and with respect to which all obligations on the part of the Originator or the Seller with respect thereto have been performed in full;

(n)            as to which the representations and warranties of Section 4.01(i) of the Sale Agreement are true and correct in all material respects as of the Transfer Date therefor and has been transferred to the Seller pursuant to the Sale Agreement in a transaction constituting a true sale or other outright conveyance and contribution;

(o)            no portion of which is payable on account of sales taxes;

(p)            the Obligor of which has been directed to make payment into a Lockbox Account;

(q)            was documented with the applicable Originator pursuant to a Contract (including a purchase order or invoice) which is in form and substance reasonably satisfactory to the Agent;

(r)            which represents all or part of the sales price of merchandise, insurance and services within the meaning of the Investment Company Act of 1940, Section 3(c)(5), as amended;

(s)            the purchase of which is a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended; and

(t)            which has not, pursuant to the Agent’s reasonable credit judgment, been designated as an excluded receivable in a written notice delivered by the Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Seller or any Originator, is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect any Originator or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Originator or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Originator or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Originator or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA; provided, however, that each such event shall be an ERISA Event only if it can reasonably be expected to have a Material Adverse Effect or to result in creation of a Lien under Section 412 of the IRC or Section 4068 of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any Settlement Period in respect of which Interest is computed by reference to the LIBO Rate, the reserve percentage applicable two Business Days before the first day of such Settlement Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Settlement Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Settlement Period.

“Event of Termination” has the meaning assigned to that term in Section 7.01 of the Purchase Agreement.

“Facility Documents” means collectively, the Purchase Agreement, the Sale Agreement, the Performance Guaranty, the Lock-Box Agreements, the Fee Letter, the Subordinated Notes and all other agreements, documents and instruments delivered pursuant thereto or in connection therewith.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to:

(a)            the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b)            if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent in good faith from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter dated as of the date of this Purchase Agreement, among the Agent, the Seller and the Originators.

“Final Collection Date” means the date following the Termination Date on which the aggregate outstanding Capital has been reduced to zero and the Affected Parties have received all amounts due and payable to the Affected Parties (including Yield) pursuant to the Purchase Agreement or any other agreement executed pursuant thereto.

“Financial Covenant Default” means:

(a)            a default by any Originator, Parent or ACCO in the observance or performance of Sections 5.1 or 5.2 of the Credit Agreement as in effect on the date hereof; or

(b)            a default in the due observance or performance by any Originator, Parent or ACCO of any New Financial Covenant;

provided, however that, in the case of clause (a) above, at any time the Agent is a party to the Credit Agreement, if any of the aforementioned financial covenants contained in the Credit

Agreement is amended or modified on a prospective basis, then such financial covenant shall, for all purposes of the Purchase Agreement, automatically and without further action on the part of any Person, be deemed to be so amended or modified for purposes of determining whether a Financial Covenant Default has occurred subsequent to the date of such amendment or modification.

“Foreign Receivable” means a Receivable, the Obligor of which is located in a country outside of the United States.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied as such term is further defined in Section 2(a) of this Annex I.

“Governmental Authority” means any federal, state, local or foreign government, any political subdivision of any of the foregoing and any agency or instrumentality of any of the foregoing.

“Governmental Receivable” means a Receivable, the Obligor of which is a Governmental Authority.

“Incipient Termination Event” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Termination.

“Indemnified Amounts” has the meaning set forth in Section 8.01 of the Purchase Agreement.

“Indemnified Party” has the meaning set forth in Section 8.01 of the Purchase Agreement.

“Indemnified Taxes” has the meaning set forth in Section 2.08(a) of the Purchase Agreement.

“Initial Purchase Date” means the date the first Purchase is made pursuant to the Purchase Agreement.

“Intellectual Property” has the meaning set forth in Section 5.01(h)(i)(B) of the Purchase Agreement.

“Inter-Company Receivable” means a Receivable the Obligor of which is a Receivables Affiliate of Parent, ACCO, any Originator or the Seller.

“Investment Certificate” means a certificate, in substantially the form of Exhibit D, furnished by the Servicer to the Agent pursuant to Section 5.02(c) of the Purchase Agreement.

“IRC” means the Internal Revenue Code of 1986, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“Investor Report” means a report, in substantially the form of Exhibit C, furnished by the Servicer to the Agent pursuant to Section 5.02(c) of the Purchase Agreement.

“LIBO Rate” for any Settlement Period or Tranche Period, as applicable, means a rate of interest determined by the Agent equal to the offered rate for deposits in United States Dollars for such Settlement Period or Tranche Period, as applicable, which appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of such Settlement Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used).  If such interest rates shall cease to be available from Reuters, the LIBO Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Agent and the Seller.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), or preference, priority, or other security agreement or of any kind or nature whatsoever.

“Liquidity Fee” has the meaning given such term in the Fee Letter.

“Liquidity Advance” means a loan, advance, purchase or other similar action made by a Liquidity Provider.

“Liquidity Agent” means BTMU in its capacity as liquidity agent.

“Liquidity Provider” means BTMU or any other commercial lending institution that agrees to make loans or advances to, or purchases from the Purchaser in order to provide liquidity for the Commercial Paper Notes.

“Lock-Box Account” means an account maintained at a Lock-Box Bank for the purpose of receiving Collections from Transferred Receivables.

“Lock-Box Agreement” means an agreement with respect to a Lock-Box Account at a Lock-Box Bank, in substantially the form of Exhibit E to the Purchase Agreement, among the Seller, the Servicer, any applicable Originator, the Agent and such Lock-Box Bank to transfer control of such Lock-Box Account to the Agent.

“Lock-Box Bank” means any of the banks holding one or more lock-box accounts for receiving Collections from Transferred Receivables.

“Loss Horizon Factor” means, for any Monthly Period, the ratio (expressed as a percentage) determined as of the last day of such Monthly Period by dividing (i) the aggregate Outstanding Balance of all Receivables originated during the four most recently ended Monthly Periods (including such Monthly Period) divided by (ii) the Net Receivables Balance as of such day.

“Loss Ratio” means, for any Monthly Period, the ratio equal to the average of the ratios (each expressed as a percentage) for each of the three (3) immediately preceding Monthly Periods determined as of the last day of each such Monthly Period by dividing (i) the aggregate Outstanding Balance of all Receivables which became Defaulted Receivables during the applicable Monthly Period, by (ii) the aggregate Outstanding Balance of Receivables that were generated during the Monthly Period which ended three (3) Monthly Periods prior to such last day (not including the most recent Monthly Period).

“Loss Reserve” means, at any time of calculation hereunder, an amount equal to the product of Capital times the Loss Reserve Percentage.

“Loss Reserve Percentage” means, at any time of calculation hereunder, the greater of (i) the Minimum Loss Reserve Percentage and (ii) the Dynamic Loss Reserve Percentage, in each case, at such time.

“Loss-to-Liquidation Ratio” means, for any Monthly Period, the ratio (expressed as a percentage) determined as of the last day of such Monthly Period by dividing (i) the aggregate Outstanding Balance of all Receivables written off as uncollectible, or which should have been written off as uncollectible in accordance with the Credit and Collection Policy during such Monthly Period, by (ii) the aggregate amount of Collections received by the Servicer during such Monthly Period described in clause (i) above.

“Margin Stock” has the meaning set forth in Section 4.01(o) of the Sale Agreement.

“Material Adverse Effect” means any event or condition which would have a material adverse effect on (i) the collectibility of the Transferred Receivables, (ii) the condition (financial or otherwise) of the Seller, the Servicer, the Originator or the Performance Guarantor, (iii) the ability of the Seller, the Servicer, the Originator or the Performance Guarantor to perform their respective obligations under the Facility Documents to which it is a party or (iv) the legality, validity or enforceability of any Facility Document or of the Purchaser Interests.

“Minimum Loss Reserve Percentage” means, at any time of calculation hereunder, the product of (i) 4.0 multiplied by (ii) the Concentration Limit applicable to an unrated Obligor at such time (without giving effect to any Special Limits in place at such time).

“Monthly Period” means each calendar month.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA with respect to which any Originator or any ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“New Financial Covenant” means any financial covenant (a) added to Article V of the Credit Agreement after the date of this Purchase Agreement or (b) contained in any successor or replacement revolving credit facility that replaces the Credit Agreement to which Parent, ACCO or any Originator becomes a party after the date of this Purchase Agreement.

“Net Receivables Balance” means at any time of calculation hereunder, the sum of the Outstanding Balances of all Eligible Receivables minus the aggregate Overconcentration Amounts for each Obligor.

“Obligor” means a Person obligated to make payments on a Receivable.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets
Control.

“OFAC SDN List” means the List of Specially Designated Nationals administered by the United States Office of Foreign Asset Control.

“Originator” means (i) ACCO Brands USA LLC, a Delaware limited liability company, in its capacity as, and so long as it is, a seller of Receivables under the Sale Agreement, and (ii) each Affiliate of ACCO who from time to time becomes party to the Sale Agreement as a seller of Receivables thereunder, each in such capacity and for so long as such Affiliate shall be a seller of Receivables under the Sale Agreement.

“Originator Collateral” has the meaning assigned to it in Section 2.02 of the Sale Agreement.

“Outstanding Balance” means, with respect to a Receivable as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to or any other modifications that reduce such Billed Amount (including any such reductions due to Dilution Factors and any amounts written-off as uncollectible by the Servicer in accordance with the Credit and Collection Policy.)

“Overconcentration Amount” means, at any time, for each Obligor, the amount by which the Outstanding Balance of all Eligible Receivables of such Obligor exceeds the applicable Concentration Limit for such Obligor.

“Parent” means ACCO Brands Corporation, a Delaware corporation.

“Patriot Act” means the USA Patriot Act of 2001 (P.L. 107-56).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Performance Guaranty” means that certain Performance Guaranty dated as of January 9, 2008 made by the Parent, as the Performance Guarantor in favor of the Agent, as agent for the Purchaser and other Indemnified Parties.

“Permitted Investments” means any of the following:

(a)            obligations of, or guaranteed as to the full and timely payment of principal and interest by, the federal government of the United States or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the federal government of the United States, in each case with maturities of not more than 90 days from the date acquired;

(b)            repurchase agreements on obligations of the type specified in clause (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(c)            federal funds, certificates of deposit, time deposits and bankers’ acceptances of any depository institution or trust company incorporated under the federal laws of the United States or any state, in each case with original maturities of not more than 90 days or, in the case of bankers’ acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(d)            commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 30 days that on the date of acquisition are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody’s; and

(e)            securities of money market funds rated at least Aam or the equivalent by S&P and P-1 or the equivalent by Moody’s.

“Permitted Foreign Jurisdiction” means a jurisdiction other than the United States of America designated by the Agent in a writing from time to time.

“Permitted Originator Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges not yet due and payable (other than with respect to environmental matters); (b) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Originator, the Seller or the Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Originator, the Seller or the Servicer; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; (f) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $1,000,000 at any one time; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, the Seller or the Servicer is a party; (h) any attachment or judgment Lien not constituting an Event of Termination under Section 7.01(n) of the Purchase Agreement; (i) Liens existing on the Closing Date and listed on Schedule 4.03(b) of the Sale Agreement; (j) Liens expressly permitted under Section 4.03(b) of the Sale Agreement, and (k) presently existing or hereinafter created Liens in favor of the Buyer, the Seller, the Purchasers, or the Agent.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity.

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that Parent, ACCO, any Originator or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by Parent, ACCO, any Originator or ERISA Affiliate.

“Pooled Commercial Paper” means Commercial Paper Notes of the Purchaser which are subject to any particular pooling arrangement, as determined by the Agent (it being recognized that there may be more than one distinct group of Pooled Commercial Paper at any time).

“Pooled CP Rate” means, for each day with respect to the Capital as to which the Pooled CP Rate is applicable, the sum of (i) discount or yield accrued (including, without limitation, any associated with financing the discount or interest component on the roll over of any Pooled Commercial Paper) on the Purchaser’s Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of its placement agents and commercial paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs (including without limitation those associated with funding small or odd lot amounts) with respect to all receivable purchase, credit and other investment facilities which are funded by the applicable Pooled Commercial Paper for such day.  The Pooled CP Rate shall be determined for the Purchaser by the Agent, whose determination shall be conclusive absent manifest error.

“Program Fee” has the meaning given such term in the Fee Letter.

“Purchase” means a purchase by the Purchaser of an undivided percentage ownership interest in the Receivables Assets from the Seller pursuant to Section 2.01 and Section 2.02 of the Purchase Agreement.

“Purchase Agreement” means the Receivables Purchase Agreement dated as of January 9, 2008 among the Seller, the Servicer, the Purchaser and the Agent, as the same may be amended from time to time.

“Purchase Excess” means the excess, if any, of (i) outstanding Capital over (ii) the Net Receivables Balance minus the Aggregate Reserves.

“Purchase Limit” means at any time $75,000,000, as such amount may be increased or reduced pursuant to Section 2.01(b); provided, however, that at all times on and after the Termination Date, the “Purchase Limit” shall mean the aggregate outstanding Capital.

“Purchase Price” has the meaning given such term in Section 2.02(d) of the Purchase Agreement.

“Purchaser” means Gotham Funding Corporation, together with its successors and permitted assigns.

“Purchaser Interest” means, at any time of calculation hereunder, the undivided percentage ownership interest of the Purchaser in the Receivables Assets, including the Receivables and the Related Security and Collections related thereto.  The Purchaser Interest is expressed as a fraction of the total Receivables Assets, and shall at any time be equal to the Purchaser’s ratable share (in accordance with the Purchaser’s Capital) of an amount computed as follows:

C  +  AR
NRB
where:

C	=	The outstanding amount of Capital at such time

AR	=	The Aggregate Reserves at such time

NRB	=	The Net Receivables Balance at such time

provided, that from and after the Termination Date, the Purchaser Interest shall equal 100% until the Final Collection Date.

“Purchaser Rate” means (a) in the case of a Tranche funded by Commercial Paper Notes, the applicable CP Rate; and (b) in the case of a Tranche funded by a Liquidity Advance or by a funding by the Liquidity Provider, the applicable Assignee Rate; provided, however, that on any day when any Event of Termination shall have occurred and be continuing, the Purchaser Rate for each Tranche means a rate per annum equal to the sum of (2.0%) plus the higher of (A) the Base Rate and (B) the rate otherwise applicable to such Tranche during the current Tranche Period or Settlement Period.

 “Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Receivable” means all indebtedness of an Obligor arising from the sale of merchandise or services by an Originator, including interest, fees and finance charges, if any.

“Receivables Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person and, without limiting the generality of the foregoing, shall be presumed to include (a) any Person which beneficially owns or holds 40% or more of any class of voting securities of such specified Person or 40% or more of the equity interest in such specified Person and (b) any Person of which such specified Person beneficially owns or holds 40% or more of any class of voting securities or in which such specified Person beneficially owns or holds 40% or more of the equity interest.  For the purposes of this definition, (i) “voting securities” of a Person means any securities which confer upon the holder thereof a right to vote with respect to the election of members of the board of directors or any analogous governing body of such Person (excluding voting power arising only upon the occurrence of a contingency), (ii) “control” when used with respect to any specified Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and (iii) the terms “controlling” and “controlled” have meanings correlative to the foregoing clause (ii).

“Receivables Assets” means, at any time, all then outstanding Transferred Receivables, Related Security with respect to such Transferred Receivables, the Lock-Box Accounts, all right, title and interest of the Seller in, to and under the Sale Agreement and all other proceeds of the foregoing, including, without limitation, all Collections of Transferred Receivables.

“Receivables Assignment” has the meaning assigned to such term in Section 2.01(a) of the Sale Agreement.

“Records” means all (i) Contracts or other documents or instruments evidencing the Receivables and (ii) all other agreements, documents, instruments, books, records and other information maintained by or on behalf of the Seller with respect to the Receivables, the related Obligors and the Related Security necessary to identify, service and collect the Receivables.

“Regulatory Change” means, with respect to any Affected Party: (i) the introduction of or any change in or in the interpretation by any Governmental Authority of any law or regulation after the Closing Date;  (ii) compliance by such Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the date hereof; (iii) the introduction of or change in or change in implementation of any fiscal, monetary or other accounting board or authority (whether or not part of government) which is responsible for the establishment or interpretation of national or international account principles or having jurisdiction over such Affected Party, in each case, whether foreign or domestic after the Closing Date; or (iv) the introduction of or change in GAAP or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party after the Closing Date of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i), (ii) or (iii) above.

“Reinvestment Purchase” has the meaning assigned to that term in Section 2.02(a) of the Purchase Agreement.

“Rejected Amount” has the meaning assigned to it in Section 4.04 of the Sale Agreement.

“Related Security” means, with respect to any Transferred Receivable, (i) all rights (but not any obligations) under the Contracts relating to such Receivable, (ii) all security interests or liens in the merchandise or goods the sale of which gave rise to such Receivable, whether such security interest or lien purports to secure payment of such Receivable, (iii) the assignment to the Agent, for the benefit of the Purchaser, of all UCC financing statements or other filings covering any collateral securing payment of such Receivable, (iv) all guarantees, prepayment penalties, indemnities, warranties, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, (v) all Records related to such Receivable, and (vi) all proceeds of the foregoing.

“Responsible Officer” means “Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, vice president (finance and accounting), treasurer or controller of such Person.

“Revolving Loan” has the meaning assigned to it in Section 2.01(c) of the Sale Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale” means a sale of Receivables by an Originator to the Buyer in accordance with the terms of the Sale Agreement.

“Sale Agreement” means that certain Receivables Sale and Contribution Agreement dated as of January 9, 2008 between the Originators and the Seller, as such agreement may be amended, supplemented or modified from time to time.

“Sale Legend” means the following legend, mutatis mutandis: “All receivables owned by ACCO Brands USA LLC and each other Originator from time to time party to the Sale Agreement have been sold and assigned to ACCO Brands Receivables Funding LLC.”

“Sale Price” means, with respect to any Sale of Sold Receivables, the price calculated by the Seller and approved from time to time by the Agent equal to:

(a)            the Outstanding Balance of such Sold Receivables, minus

(b)            an amount reflecting a reasonable profit for the Seller, minus

(c)            an amount reflecting the reasonable value of receiving current payment in respect of future collections, minus

(d)            the portion of such Sold Receivables that are reasonably expected by such Originator to be written off as uncollectible;

provided, that the calculations required in each of clause (d) above shall be determined on or prior to the Transfer Date based on the historical experience of such Originator and the Sale Price in effect for any Receivable as of any such Transfer Date shall not be retroactively adjusted.

“Schedule of Documents” shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Sale Agreement, the Purchase Agreement and the other Facility Documents and the transactions contemplated thereunder, substantially in the form attached as Annex Y to the Sale Agreement.

“Seller” has the meaning given to such term in the preamble to the Purchase Agreement.

“Seller Interest” means, at any time of calculation hereunder, (i) 100%, minus (ii) the aggregate of the outstanding Purchaser Interests at such time.

“Seller’s Account” means account number 2726947 at Northern Trust Company, Chicago, IL, ABA No. 071-000-152.

“Servicer” initially has the meaning given to such term in the preamble to the Purchase Agreement and, at any time following the Closing Date, shall mean the Person(s) then authorized pursuant to Section 6.01 of the Purchase Agreement to service, administer, bill and collect Receivables.

“Servicer Default” means any of the following events:

(a)            there shall have occurred any event which materially adversely affects the ability of the Servicer to collect the Receivables or the ability of the Servicer to perform under the Purchase Agreement; or

(b)            the occurrence and continuance of any Event of Termination (other than an Event of Termination set forth in Section 7.01(r)).

“Servicer Fee” means a fee with respect to each Settlement Period, payable in arrears for the account of the Servicer, in an amount equal to the product of (i) the average daily Outstanding Balance of Receivables during such Settlement Period and (ii) the per annum rate of (x) one-half percent (0.50%) if ACCO or an Affiliate thereof is the Servicer and (y) a rate mutually agreed on by the Servicer and the Agent if a Person other than ACCO or an Affiliate of ACCO is the Servicer.

“Servicing Fee Reserve” means, for any Monthly Period, the product of (i) the Servicer Fee for such period multiplied by (ii) the Adjusted DSO, multiplied by (iii) the Variance Factor, multiplied by (iv) the aggregate Outstanding Balance of Receivables multiplied by (v) 1/360.

“Servicing Software” shall mean the data processing software used by the Originators, the Servicer and/or Seller for the purpose of servicing, monitoring, and retaining data regarding the Transferred Receivables and the Obligors thereunder.

“Settlement Date” means, with respect to any Settlement Period in which the Purchaser Rate is the CP Rate, the date which is the twelfth Business Day following the end of such Settlement Period and with respect to any Settlement Period in which the Purchaser Rate is the Assignee Rate, the next succeeding Business Day after the end of such Settlement Period; provided, that the Agent may, in its discretion following the occurrence of an Event of Termination, by notice to the Seller, require that Settlement Dates occur more frequently than monthly.

“Settlement Period” means, initially, the period commencing on the Initial Purchase Date and ending on the last day of the then current calendar month, and thereafter, each calendar month, unless a shorter period is designated by the Agent following the occurrence of an Event of Termination.

“Sold Receivable” has the meaning assigned to it in Section 2.01(b) of the Sale Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Indebtedness as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Indebtedness or liabilities beyond such Person’s ability to pay as such Indebtedness and liabilities mature; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital; and (e) such Person generally is paying its Indebtedness or liabilities as such Indebtedness or liabilities become due. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Limit” means as shall be agreed to in writing by the Agent (with the consent of the Purchaser) for certain Obligors from time to time.

“Stock” means all shares, options, warrants, membership interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subsidiary” means, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

“Termination Date” means the earliest to occur of (i) the Commitment Termination Date, (ii) the declaration or automatic occurrence of the Termination Date pursuant to Section 7.01, and (iii) that Business Day which the Seller designates as the Termination Date by notice to the Agent at least 60 calendar days prior to such Business Day.

“Tranche” means at any time a portion of the Capital selected by the Agent and allocated to a particular Tranche Period pursuant to Section 2.03 of the Purchase Agreement.

“Tranche Period” means:

(a)            with respect to any Tranche funded through Commercial Paper Notes, initially the period commencing on the date of funding of such Commercial Paper Notes or the creation of such Tranche (whichever is later) and ending on the last day of the current Settlement Period or such other number of days thereafter as the Agent shall select in consultation with the Seller;

(b)            with respect to any Tranche funded through Liquidity Advances or otherwise by the Liquidity Provider, initially the period commencing on the date of the making of such Liquidity Advance or funding under the related agreement or the creation of such Tranche (whichever is latest) and ending on the last day of the current Settlement Period or such other number of days thereafter as the Agent shall select in consultation with the Seller; and

(c)            thereafter, the period commencing on the last day of the immediately preceding Tranche Period for the related Tranche and ending on the last day of the current Settlement Period or such other number of days thereafter as the Agent shall select in consultation with the Seller; provided, however, that:

(i)            any such Tranche Period (other than a Tranche Period consisting of one day) which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day provided that if such Tranche accrues Yield based on the LIBO Rate and the next succeeding Business Day is in a subsequent calendar month, such Tranche Period shall instead end on the immediately preceding Business Day;

(ii)            any Tranche Periods of one day shall, if the immediately preceding Tranche Period is more than one day, be the last day of such immediately preceding Tranche Period, and if the immediately preceding Tranche Period is one day, shall be the next day following such immediately preceding Tranche Period; and

(iii)            any Tranche Period which commences before the Termination Date and would otherwise end on a date occurring after such Termination Date, shall end on such Termination Date and the duration of each such Tranche Period which commences on or after the Termination Date for such Tranche shall be of such duration as shall be selected by the Agent.

“Transfer” has the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Transfer Date” has the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Transferred Receivable” means any Sold Receivable or Contributed Receivable; provided, that any Receivable repurchased by the Originator thereof pursuant to Section 4.04 of the Sale Agreement or by the Servicer pursuant to Section 6.02(c) of the Purchase Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Seller.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Variance Factor” means 1.5.

“Yield” means, for any Settlement Period, the product of:

PR x C x ED

where:

C	=	the average daily outstanding Capital during such Settlement Period

PR	=	the weighted average daily (calculated as a function of not only the interest rate but also the amount of Capital allocated to such interest rate) Purchaser Rate for such Settlement Period

ED	=	the actual number of days elapsed during such Settlement Period

“Yield Reserve” means, at any time of calculation hereunder, an amount equal to the sum of (A) the Yield which is accrued and unpaid as of such date, plus (B) the product of (i) the sum of the Adjusted LIBO Rate plus 2.0%, multiplied by (ii) the outstanding Capital at such time, multiplied by (iii) the Adjusted DSO, multiplied by (iv) the Variance Factor, multiplied by (v) 1/360.

Section 2.    Other Terms and Rules of Construction.

(a)            Accounting Terms.  Rules of construction with respect to accounting terms used in any Facility Document shall be as set forth in this Annex I.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determination hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

(b)            Rules of Construction.  Unless otherwise specified, references in any Facility Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Facility Document. The words “herein,” “hereof” and “hereunder” and other words of similar import used in any Facility Document refer to such Facility Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Facility Document or any such annex, exhibit or schedule.  Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Facility Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

(c)            Rules of Construction for Determination of Ratios.  The reserve ratios and other rolling calculations requiring some period of historical data (the “Ratios”) which are to be made as of the last day of the Settlement Period immediately preceding the initial Purchase or for the three Settlement Periods following the Closing Date shall be established by the Agent on or prior to the initial Purchase and the underlying calculations for periods immediately preceding the initial Purchase to be used in future calculations of the Ratios shall be established by the Agent on or prior to the initial Purchase.  For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the second decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.

(d)            Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.  All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.